EXHIBIT 99.2
AS FILED WITH THE SEC Sarah Zaozirny Director - Investor Relations
Investor Update	Issue Date:	October 19, 2004

This report contains forward-looking statements that are not limited to historical facts, but reflect our current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in our 2003 10-K and our other securities filings, which identify important matters such as terrorist attacks and international hostilities, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition and industry conditions including the demand for air travel, airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. In addition to the foregoing risks, there can be no assurance that the company will be able to achieve the pre-tax benefits from the cost-reducing initiatives discussed, some of which will depend, among other matters, on our ability to implement such initiatives. We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

Current News

Third Quarter 2004 Results: Today Continental reported a third quarter net loss of $16 million ($0.24 loss per share). These results include special charges of $22 million principally due to the retirement of three leased MD-80 aircraft during the quarter. Excluding the aircraft retirement charge, Continental achieved a net profit of $6 million ($0.08 earnings per share). Net income includes a $15 million mark-to-market gain relating to the company's Orbitz holdings during the quarter.

Continental expects to report a significant loss for 2004, and unless the current environment improves, expects to record a significant loss in 2005 as well.

$500 Million Cost Savings Initiative Update: Year-to-date 9/30/04 we have realized approximately $370 million of savings related to these initiatives and are on-target to reach our goal of $500 million set for this year.

$200 Million Cost Savings Initiative: During the quarter we announced additional cost savings initiatives in an attempt to reduce the gap between revenue and expenses. These initiatives are expected to provide approximately $125 million of pre-tax benefits in 2005 and, when fully implemented by 2007, a run-rate annual pre-tax benefit of approximately $200 million.

Debt and Capital Leases: For the quarter ending 9/30/04, total Debt and Capital Leases were $5.8 billion, of which $5.5 billion is debt. Of the $5.5 billion in debt, $356 million is current.

Fees and Taxes Remitted to Governmental Entities: Continental supplementally discloses all fees and non-income based taxes remitted to various governmental entities that are charged on passenger tickets. Those fees and taxes totaled $280 million in the third quarter and $787 million for the first nine months of 2004. In the current competitive environment, substantially all of these fees and taxes are absorbed by Continental.

Tax Sharing Agreement with ExpressJet Holdings, Inc.
During the third quarter, Continental recorded approximately $14 million related to the tax-sharing agreement with ExpressJet. Continental expects to receive a total of approximately $51 million for the full year 2004 and $25 million ratably in 2005 related to this agreement. For more information regarding this tax-sharing agreement, please see our 2003 10-K.

Targeted Cash Balance
Continental anticipates ending the fourth quarter of 2004 with an unrestricted cash and short-term investments balance between $1.4 and $1.5 billion.

Debt & Capital Lease Payments
Debt principal & Capital Lease payments for the fourth quarter 2004 are estimated to be approximately $80 million.

Advanced Bookings - Six Week Outlook
Advanced bookings outlook by region through the end of November is as follows:

Domestic bookings through November are averaging a couple of points ahead of last year. We expect fourth quarter domestic load factor will be up 2-3 points year-over-year (yoy).

TransAtlantic advanced bookings through the end of November are averaging several points ahead of last year. For the fourth quarter we expect load factor to be up about a point yoy on a capacity increase of about 22.5%.

Latin bookings through November are about flat with last year. We continue to see large increases in Caribbean capacity that are putting a lot of negative pressure on yields in this region. However, load factors continue to be strong and we expect our fourth quarter load factor will be up 1- 2 points yoy.

Pacific bookings outlook through November looks very strong. We expect fourth quarter load factor will improve yoy by approximately 2 pts.

Systemwide, for the fourth quarter, we currently believe we will continue to see lower yields on very strong traffic. We expect system yield will be down approximately 5% yoy for the quarter.
2004 Estimated Year-over-Year %Change
ASMs (Available Seat Miles)	4th Qtr.(E)
Domestic Latin America Transatlantic Pacific Total Mainline System Regional Consolidated System	0.1% 9.5% 22.5% 8.5% 5.9% 18.0% 7.1%

2005 Estimated Year-over-Year %Change
ASMs (Available Seat Miles)	Full Year(E)
Domestic International Total Mainline System Regional Consolidated System	0.5% 10.5% 4.5% 9.0% 5.0%

2004 Estimate
Load Factor	4th Qtr.(E)
Mainline Regional	77 - 78% 74 - 75%

2004 Estimate (cents)
Mainline Operating Statistics	4th Qtr.(E)
CASM (Cost per Available Seat Mile) Less: Special items per ASM CASM Less Special Items Fuel Cost & Fuel Taxes per ASM CASM Less Fuel, Fuel Taxes & Special Items	10.01 - 10.06 0.08 9.93 - 9.98 2.06 7.87 - 7.92
2004 Estimate (cents)
Consolidated Operating Statistics	4th Qtr.(E)
CASM Less: Special items per ASM CASM Less Special Items Fuel Cost & Fuel Taxes per ASM CASM less Fuel, Fuel Taxes & Special Items	10.87 - 10.92 0.07 10.80 - 10.85 2.21 8.59 - 8.64

Consolidated is defined as mainline plus regional.

2004 Estimate
Fuel Gallons Consumed	4th Qtr.(E)
Mainline Regional Fuel Price per Gallon (including fuel taxes)	324 Million 69 Million $1.32
Fuel Hedges	% of Volume Hedged	Wtd. Average Strike Price of Caps
Fourth Quarter Fourth Quarter Total	20% 26% 46%	$32.00/Barrel $40.00/Barrel $36.50/Barrel
2004 Estimated Amounts ($Millions)
Selected Expense Amounts	4th Qtr.(E)
Aircraft Rent Landing Fees & Other Rentals Depreciation & Amortization Net Interest Expense	$225 $170 $105 $85

Continental Airlines, Inc. Tax Computation
Due to accumulated losses, Continental has stopped recording income tax benefit on current and future book losses.

Cash Capital Expenditures	2004 Estimate ($Millions)	2005 Estimate ($Millions)
Fleet & Fleet Related Non-Fleet Rotable Parts & Capitalized Interest Total Net Purchase Deposits Total Cash Capital Expenditures	$64 85 42 $191 (109) $82	$50 125 35 $210 (40) $170

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:
Fourth Quarter 2004 (Millions)
Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $36 Between $19 - $36 Between $0 - $19 Net Loss	66.3 66.3 66.3 66.3	75.5 71.4 66.4 66.3	$3.6 $1.4 -- --
Full Year 2004 (Millions)
Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $141 Between $75 - $141 Between $0 - $75 Net Loss	66.1 66.1 66.1 66.1	75.3 71.2 66.2 66.1	$14.2 $5.7 -- --

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

Fleet News

Continental Airlines Fleet Plan
Includes Continental, Continental Micronesia and Continental Express
October 19, 2004
Firm Commitments Less Planned Retirements
	Total	Net Inductions and Exits		Total
Mainline	YE 2003	2004E	2005E	YE 2005E
777-200ER 767-400ER 767-200ER 757-300 757-200 737-900 737-800 MD-80 737-700 737-300 737-500	18 16 10 4 41 12 81 23 36 51 63	- - - 5 - - 11 (21) - - -	- - - - - - 7 (2) - - -	18 16 10 9 41 12 99 - 36 51 63
Total	355	(5)	5	355

Regional
ERJ-145XR ERJ-145 ERJ-135	54 140 30	21 - -	21 - -	96 140 30
Total	224	21	21	266

Total Count	579	16	26	621

Reconciliation of GAAP to Non-GAAP Financial Information
Net Income and Diluted Earnings Per Share	3rd Qtr 2004
(in millions except per share data)	Net Income (Loss)
Net Income (Loss) Items excluded: Fleet impairment and other special charges Net Income Excluding Above Items (a) Shares Diluted Earnings per Share, Excluding Above Items (a)	$(16) 22 $6 66.3 $0.08

Reconciliation of GAAP to Non-GAAP Financial Information
(millions except CASM data)
Mainline	4th Qtr. Range(E)
Operating Expenses - GAAP	$ 2,077	$ 2,087
Items Excluded
Special Items (b)	$ (17)	$ (17)
Operating Expenses - Non-GAAP	$ 2,060	$ 2,070

Aircraft Fuel & Related Taxes	$ (428)	$ (428)
Operating Expenses - Non GAAP	$ 1,632	$ 1,642

ASMs (millions)	20,747	20,747

CASM-GAAP (cents)	10.01	10.06
CASM Excluding Special Items (c)	9.93	9.98
CASM Excluding Fuel, Fuel Taxes & Special Items - Non-GAAP (cents) (d)	7.87	7.92

Consolidated (Mainline plus Regional)	4th Qtr. Range(E)
Operating Expenses - GAAP	$ 2,552	$ 2,564
Items Excluded
Special Items (b)	$ (17)	$ (17)
Operating Expenses - Non-GAAP	$ 2,535	$ 2,547

Aircraft Fuel & Related Taxes	$ (519)	$ (519)
Operating Expenses - Non GAAP	$ 2,016	$ 2,028

ASMs (millions)	23,477	23,477

CASM-Non-GAAP (cents)	10.87	10.92
CASM Excluding Special Items (c)	10.80	10.85
CASM Excluding Fuel, Fuel Taxes & Special Items - Non-GAAP (cents) (d)	8.59	8.64

(a) These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

(b) Special items include $17 million of charges during the fourth quarter of 2004 primarily relating to MD80 aircraft retirements.

(c) Cost per available seat mile excluding special items is computed by subtracting special items from operating expenses and dividing by available seat miles. This statistic provides management and investors the ability to measure and monitor Continental's cost performance on a consistent basis.

(d) Cost per available seat mile excluding fuel, fuel taxes and special items is computed by multiplying fuel price per gallon, including fuel taxes, by fuel gallons consumed and subtracting that amount and special items from operating expenses then dividing by available seat miles. This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent fuel price volatility. Both the cost and availability of fuel are subject to many economic and political factors and therefore are beyond our control.